EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on May 22, 2014) pertaining to the 2012 Equity Incentive Plan of Axcelis Technologies Inc., of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc., and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc., included in its the Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

May 22, 2014